As filed with the Securities and Exchange Commission on August 16, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

________________

NeuBase Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-5622433
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

700 Technology Drive, Third Floor Pittsburgh, Pennsylvania	15219
(Address of Principal Executive Offices)	(Zip Code)

________________

2019 Stock Incentive Plan

(Full title of the plan)

Dr. Dietrich Stephan

President and Chief Executive Officer

NeuBase Therapeutics, Inc.

700 Technology Drive, Third Floor

Pittsburgh, Pennsylvania 15219

(Name and address of agent for service)

(646) 450-1790

(Telephone number, including area code, of agent for service)

________________

Copies of all correspondence to:
Jeffrey T. Hartlin, Esq.
Paul Hastings LLP
1117 S. California Avenue
Palo Alto, California 94304
(650) 320-1800

________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.0001 par value per share, reserved for issuance under the Plan (as defined below)	2,917,519(2)	$5.39(3)	$15,725,427.41(3)	$1,905.93
Common Stock, $0.0001 par value per share, reserved for issuance under the Plan (as defined below)	182,481(4)	$5.09(5)	$928,828.29(5)	$112.58

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) also covers an indeterminate number of additional shares of common stock, $0.0001 par value per share (the “Common Stock”) of NeuBase Therapeutics, Inc. (f/k/a Ohr Pharmaceutical, Inc.) (the “Registrant”) that become issuable under the Registrant’s 2019 Stock Incentive Plan (the “Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2)	Represents shares of Common Stock issuable pursuant to outstanding but unexercised stock options previously granted under the Plan.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and the proposed maximum aggregate offering price with respect to these shares are calculated based on the weighted average exercise price of the outstanding options.
(4)	Represents shares of Common Stock issuable pursuant to awards to be issued under the Plan.
(5)	Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rule 457(c) and (h) under the Securities Act using the average of the high and low sale prices of the Common Stock as reported on The NASDAQ Capital Market on August 14, 2019, which was $5.09 per share of Common Stock.

PART I

INFORMATION NOT REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Commission:

●	the Registrant’s Annual Report on Form 10-K (No. 001-35963) for the fiscal year ended September 30, 2018, filed with the Commission on January 3, 2019;
●	the Registrant’s Quarterly Reports on Form 10-Q (No. 001-35963) for the quarters ended December 31, 2018, March 31, 2019 and June 30, 2019, filed with the Commission on February 14, 2019, May 15, 2019 and August 14, 2019, respectively;
●	the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on December 12, 2018;
●	the Registrant’s Current Reports on Form 8-K (No. 001-35963) filed with the Commission on October 4, 2018, January 3, 2019, January 23, 2019, February 26, 2019, May 15, 2019, July 3, 2019, July 10, 2019, and July 12, 2019;
●	the Registrant’s Current Reports on Form 8-K/A filed with the Commission on July 11, 2019 and July 17, 2019; and
●	the description of the Registrant’s Common Stock, contained in the Registrant’s Registration Statement on Form 8-A (No. 001-35963), filed with the Commission on June 11, 2013, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

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Notwithstanding the above, information that is “furnished to” the Commission shall not be deemed “filed with” the Commission and shall not be deemed incorporated by reference into this Registration Statement.

You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. The Registrant has not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.

You may contact the Registrant in writing or orally to request copies of the above-referenced filings, without charge (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference into the information incorporated into this Registration Statement). Requests for such information should be directed to:

NeuBase Therapeutics, Inc.

700 Technology Drive, Third Floor

Pittsburgh, PA 15219

(646) 450-1790

Attn: Chief Financial Officer

ITEM 4.	Description of Securities.

Not applicable.

ITEM 5.	Interests of Named Experts and Counsel.

Not applicable.

ITEM 6.	Indemnification of Directors and Officers.

The Registrant is a Delaware corporation. Reference is made to Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchase or redemptions), or (4) for any transaction from which a director derived an improper personal benefit.

Reference also is made to Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

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The Registrant’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), eliminates the personal liability of directors to the fullest extent permitted by the DGCL and provides that the Registrant (1) shall indemnify and advance expenses to any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate, is or was a director or officer of the Registrant or any predecessor of the Registrant, or serves or served at any other enterprise as a director or officer at the request of the Registrant or any predecessor to the Registrant and (2) may indemnify and advance expenses to any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate, is or was an employee or agent of the Registrant or any predecessor of the Registrant, or serves or served at any other enterprise as an employee or agent at the request of the Registrant or any predecessor to the Registrant.

The Registrant has an insurance policy that insures its directors and officers, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers.

The Registrant has indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require the Registrant, among other things, to indemnify a director or officer, to the fullest extent permitted by applicable law, for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually and reasonably incurred by them in any action or proceeding arising out of their services as one of a director or officer of the Registrant, or any of the Registrant’s subsidiaries or any other company or enterprise to which the person provides services at the Registrant’s request, including liability arising out of negligence or active or passive misconduct by the director or officer. The Registrant believes that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

ITEM 7.	Exemption from Registration Claimed.

Not applicable.

ITEM 8.	Exhibits.

Reference is made to the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this Registration Statement, which Exhibit Index is incorporated herein by reference.

ITEM 9.	Undertakings.

(a)

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

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(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh and the State of Pennsylvania, on August 16, 2019.

NEUBASE THERAPEUTICS, INC.

By:	/s/ Dr. Dietrich Stephan
Dr. Dietrich Stephan
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of Dr. Dov A. Goldstein, Dr. Diego Miralles, Dr. Franklyn G. Prendergast and Mr. Eric I. Richman constitutes and appoints Dr. Dietrich Stephan and Mr. Sam Backenroth, and each of them, and that Dr. Dietrich Stephan constitutes and appoints Mr. Sam Backenroth, and that Mr. Sam Backenroth constitutes and appoints Dr. Dietrich Stephan, as his true and lawful attorney-in-fact and agent, upon the action of such appointee, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which each of said attorneys-in-fact and agents may deem necessary or advisable in order to enable the Registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any requirements of the Securities and Exchange Commission (the “Commission”) in respect thereof, in connection with the filing with the Commission of this Registration Statement on Form S-8 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, Registration Statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto each of said attorneys-in-fact and agents full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. Dietrich Stephan	President and Chief Executive Officer and Director	August 16, 2019
Dr. Dietrich Stephan	(Principal Executive Officer)

/s/ Mr. Sam Backenroth	Chief Financial Officer, Treasurer and Secretary	August 16, 2019
Mr. Sam Backenroth	(Principal Financial and Accounting Officer)

/s/ Dr. Dov A. Goldstein	Director	August 16, 2019
Dr. Dov A. Goldstein

/s/ Dr. Diego Miralles	Director	August 16, 2019
Dr. Diego Miralles

/s/ Dr. Franklyn G. Prendergast	Director	August 16, 2019
Dr. Franklyn G. Prendergast

/s/ Mr. Eric I. Richman	Director	August 16, 2019
Mr. Eric I. Richman

EXHIBIT INDEX

Exhibit Number	Description

4.1(a)	Form of Class J Common Stock Purchase Warrant issued on December 16, 2011 (incorporated herein by reference to Exhibit 10.25 to the Registrant’s Current Report on Form 8-K, filed on December 20, 2011)

4.1(b)	Amendment, dated March 11, 2014, to Class J Common Stock Purchase Warrants (incorporated herein by reference to Exhibit 10.39 to the Registrant’s Current Report on Form 8-K, filed on March 14, 2014)

4.2	Form of Consulting Warrants (incorporated herein by reference to Exhibit 10.21 to the Registrant’s Quarterly Report on Form 10-Q, for the fiscal quarter ended June 30, 2011, filed on August 15, 2011)

4.3	Form of Series A Warrant (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on December 8, 2016)

4.4	Form of Warrant (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on April 6, 2017)

4.5	Ohr Pharmaceutical, Inc. 2019 Stock Incentive Plan (incorporated herein by reference to Annex E to the Registrant’s Registration Statement on Form S-4, as amended, filed on June 3, 2019)

4.6	Form of Option Agreement under the Ohr Pharmaceutical, Inc. 2019 Stock Incentive Plan

4.7	NeuBase Therapeutics, Inc. 2018 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.19 to the Registrant’s Registration Statement on Form S-4, filed on March 8, 2019)

4.8	Form of Option Agreement under the NeuBase Therapeutics, Inc. 2018 Equity Incentive Plan

4.9	Ohr Pharmaceutical, Inc. 2016 Consolidated Stock Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on March 21, 2016)

4.10	Form of Stock Option Agreement under the Ohr Pharmaceutical, Inc. 2016 Consolidated Stock Incentive Plan (incorporated herein by reference to Exhibit 10.11(b) to the Registrant's Form 10-K, for the fiscal year ended September 30, 2017, filed on December 15, 2017)

4.11	Form of Restricted Stock Agreement under the Ohr Pharmaceutical, Inc. 2016 Consolidated Stock Incentive Plan (incorporated herein by reference to Exhibit 10.11(c) to the Registrant's Form 10-K, for the fiscal year ended September 30, 2017, filed on December 15, 2017)

4.12(a)	Ohr Pharmaceutical, Inc. 2014 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.42 to the Registrant’s Current Report on Form 8-K, filed on April 14, 2014)

4.12(b)	Amendment to Ohr Pharmaceutical, Inc. 2014 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.8(b) to the Registrant’s Annual Report on Form 10-K, for the fiscal year ended September 30, 2015, filed on December 14, 2015)

4.13	Form of Stock Option Agreement under the Ohr Pharmaceutical, Inc. 2014 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.53 to the Registrant's Form 10-Q, for the fiscal quarter ended March 31, 2015, filed on May 11, 2015)

4.14	Ohr Pharmaceutical, Inc. 2009 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Form 10-Q, for the fiscal quarter ended March 31, 2010, filed on May 17, 2010)

4.15	Form of Ohr Pharmaceutical, Inc. and NeuBase Therapeutics, Inc. Lock-Up Agreements (incorporated herein by reference to Exhibit 2.4 to the Registrant’s Current Report on Form 8-K, filed on January 3, 2019)

4.16	Registration Rights Agreement, dated July 12, 2019, by and among the Registrant and certain investors named therein (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed on July 12, 2019)

4.17	Form of Common Stock Certificate

5.1	Opinion of Paul Hastings LLP

23.1	Consent of MaloneBailey, LLP, Independent Registered Public Accounting Firm

23.2	Consent of Paul Hastings LLP (included in Exhibit 5.1 of this Registration Statement)

24.1	Power of Attorney (included on signature page of this Registration Statement)